Exhibit 99.1

PROMISSORY NOTE RESTRUCTURING AGREEMENT

This PROMISSORY NOTE RESTRUCTURING AGREEMENT ("Agreement"), dated as of August 10, 2015, (“Effective Date”) is made by and between Carpathia Associates, LLC, a New Mexico limited liability company ("Carpathia") and Galaxy Gaming, Inc., a Nevada corporation ("GGINC").

RECITALS

WHEREAS, on or about December 31, 2007 GGINC entered into a promissory note in favor of Galaxy Gaming, LLC, a Nevada limited liability company (“GGLLC”) in the original amount of $1,235,880(“GGLLC Note”); and

WHEREAS, on or about December 31, 2007 GGINC purchased certain assets from Galaxy Gaming, LLC (“GGLLC”) including a note due from Abyss Group, LLC, a New Mexico limited liability company (“Abyss”), with an original amount of $552,447, and whereby GGLLC subsequently entered into an amendment to the 2007 Promissory Note, (“Abyss Note”); and

WHEREAS, the GGLLC Note and the Abyss Note have duly been assigned to Carpathia; and

WHEREAS, the outstanding principal balance and accrued interest of the GGLLC Note and Abyss Note as of the Effective Date are  $1,046,666.50 and $437,313.17, respectively; and

WHEREAS, Carpathia and GGINC are mutually desirous of offsetting the GGLLC Note and the Abyss Note and amending the terms of the GGLLC Note with new terms..

WHEREAS, the new balance of the GGLLC Note will be $609,353.32 as of the Effective Date

NOW THEREFORE, in consideration of the mutual promises and the covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  PROMISSORY NOTES.

1.1 GGLLC Note. As of the Effective Date, GGINC and Carpathia agree to amend the terms of the GGLLC Note whereby the balloon payment date will be changed from February 2017 to December 2018.

1.2 Abyss Note.  As of the Effective Date, the Abyss Note shall be deemed to be fully paid, satisfied and void for all purposes.

2.  REPRESENTATIONS AND WARRANTIES BY CARPATHIA.

2.1 Representations and Warranties. Carpathia hereby represents and warrants to GGINC, all of which representations and warranties are true, complete, and correct in all respects as of the Effective Date, as follows:

(a) Organization and Qualification. Carpathia is a New Mexico limited liability company duly formed, validly existing and in good standing under the laws of the State of New Mexico.

(b) Authorization; No Restrictions; Consents; or Approvals. Robert B. Saucier, acting as Manager for Carpathia, has full power and authority to enter into and perform this Agreement on behalf of Carpathia.  This Agreement has been duly executed by Carpathia and constitutes the legal, valid, binding and enforceable obligation of Carpathia, enforceable against Carpathia in accordance with its terms. The execution and delivery of this Agreement and the consummation by Carpathia of the transactions contemplated herein, do not and will not on the Effective Date conflict with or violate any of the terms of the articles of organization and the operating agreement of Carpathia or any applicable law relating to Carpathia.

(c) No Broker.  Carpathia did not retain and therefore has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to this Agreement.

(d) Proper Assignment.  Carpathia is the legal assignee of the GGLLC Note and the Abyss Note.  Such assignments were proper in accordance with the terms of the GGLLC Note and the Abyss Note.

(e) Disclosure. No statement, representation or warranty by Carpathia in this Agreement contains any untrue statement of material fact, or omits to state a material fact, necessary to make such statements, representations and warranties not misleading.

3.  REPRESENTATIONS AND WARRANTIES BY GGINC.

3.1 Representations and Warranties. GGINC hereby represents and warrants to Carpathia, all of which representations and warranties are true, complete, and correct in all respects as of the Effective Date, as follows:

(a) Organization and Qualification. GGINC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b) Authorization; No Restrictions, Consents or Approvals.  Gary A. Vecchiarelli is Chief Financial Officer, Secretary and Treasurer of GGINC and has all requisite power and authority to enter into and perform this Agreement on behalf of GGINC. This Agreement has been duly executed by GGINC and constitutes the legal, valid, binding and enforceable obligation of GGINC, enforceable against GGINC in accordance with its terms.  The execution and delivery of this Agreement and the consummation by GGINC of the transactions contemplated herein, do not and will not on the Effective Date conflict with or violate any of the terms of the articles of incorporation and the bylaws of GGINC or any applicable law relating to GGINC.

(c) No Broker. GGINC did not retain and therefore has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to this Agreement.

(d) Disclosure. No statement, representation or warranty by GGINC in this Agreement contains any untrue statement of material fact, or omits to state a material fact, necessary to make such statements, representations and warranties not misleading.

4.  GENERAL PROVISIONS.

4.1 No Third Party Beneficiaries. Nothing in this Agreement shall be construed to confer any rights or benefits upon any person other than the parties hereto, and no other person shall have any rights or remedies hereunder.

4.2 Severability. If any part(s) of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part(s) were deleted.

4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

4.4 Entire Agreement. This Agreement, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges with and supersedes all prior discussions and understandings of any and every nature among them.

4.5 Governing Law. The validity, performance, construction and effect of this Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Nevada without regard to choice of law considerations.

4.6 Further Assurances. Each party shall cooperate with, and take such action as may be reasonably requested by, another party in order to carry out the provisions and purposes of this Agreement, generally, and the transactions contemplated hereunder.

4.7 Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of the Agreement, nor shall they affect its meaning, construction or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

CARPATHIA ASSOCIATES, LLC

/s/ ROBERT.B.SAUCIER

By: Robert B. Saucier

Its Manager

GALAXY GAMING, INC.

/s/ GARY A. VECCHIARELLI

By:  Gary A. Vecchiarelli

Its Chief Financial Officer, Secretary, Treasurer

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